UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 19, 2016

SIBANNAC, INC.

(Exact name of Registrant as specified in its charter)

Nevada	333-122009	33-0903494
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1313 E Osborn Rd, Suite 100, Phoenix AZ 85014

(Address of Principal Executive Offices)

480-420-3171

(Registrant's Telephone Number, Including Area Code)

__________________________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

At a meeting of the Board of Directors of Sibannac, Inc. (the "Company") on March 19, 2016, Dan Allen resigned as Chief Executive Officer of the Company. Mr. Allen will remain on the Board of Directors.

At the same meeting, Rich Heineck was elected by a majority of the Board of Directors as Chief Executive Officer. Mr. Heineck was already on the Board of Directors and will remain a Director. Mr. Heineck's biography is below.

Rich Heineck, age 48

Mr. Rich Heineck began his career in publishing and advertising. From 1991 to 1998, he managed sales, production and editorial content for 17 magazine titles. In 1998, he started his own publishing company which he sold after two years. From 2001 to 2004, he operated a communications and custom publishing firm that specialized in the resort and golf real estate markets. From 2004 to 2008, he operated a boutique finance company that aided affluent individuals and small businesses with their residential and commercial finance need. From 2008 to 2012, he was an Independent Consultant in the areas of sales, marketing and financing. In 2012, he consulted with National PEO on their sales, marketing and operations. He successfully impacted National PEO in those areas, he served as Vice President of Sales & Marketing for National PEO from 2013 to March 2015. His initiatives to revise National PEO's sales tactics to more effectively sell-through all of the products services resulted in significantly higher revenue per client as well as greater retention. In 2014, he has positioned National PEO of Arizona to take advantage of the burgeoning legal marijuana industry through being a part of the overall compliance solution that allows legal marijuana businesses to bank. He has been a Director at Sibannac, Inc. since March 04, 2015 and has served as President of Sibannac HR Division since March 04, 2015. He received his BA in English from the University of California, Santa Barbara, in 1990.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sibannac, Inc

By: /s/ Rich Heineck

____________________________________

Rich Heineck

Title: CEO

Date: April 26, 2016